Exhibit 99.1
Press Release	Source: High Velocity Alternative Energy, Inc.

High Velocity Alternative Energy (HVAG), Inc. Signs $30,000,000 Distribution Contract
Tuesday, March 4, 6:15am ET

Bedford Park, IL, March 4, 2008 (Prime Newswire) --  High Velocity Alternative Energy, Inc. (HVAG.PK) announced today they have received a contract for $30,000,000 to supply a major Midwestern distributor of lubricants, anti freeze and solvents.  The distributor supplies national auto parts stores, C-stores and national retail chains.

The annual contract will consist of both private label and proprietary brands of High Velocity Alternative Energy, Inc.  The products included are: packaged oil, anti-freeze and windshield washer fluid.

“This contract represents a major shift from being a small regional oil packaging company.  High Velocity’s model is to provide superior service in existing markets and leverage larger distributors for a national presence.” said Richard D. Carter, Chief Executive Officer of High Velocity Alternative Energy.

About High Velocity Alternative Energy, Inc.

High Velocity Alternative Energy (HVAG), Inc. is a middle market petroleum-based lubricant company specializing in the refining, blending, packaging, and distribution to the automotive and manufacturing aftermarket with established regional distribution channels.  HVAG has recently started utilizing technology to capitalize on renewable energy and lubricant sources by recycling spent oils and glycols.  High Velocity’s 40,000 square foot plant is conveniently located outside Chicago with access to interstate and rail access.

Forward-Looking Statements

This press release contains forward-looking statements, which represent the Company's expectations or beliefs, including, but not limited to, statements concerning plans, growth and strategies, which include, without limitation, statements preceded or followed by or that include the words may, will, expect, anticipate, intend, could, estimate, or continue or the negative or other variations thereof or comparable terminology. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. These statements by their nature involve substantial risks and uncertainties, some of which are beyond the Company's control, and actual results.

Contact:
High Velocity Alternative Energy, Inc.
(708)496-9710
Richard D. Carter, Chief Executive Officer

Source: High Velocity Alternative Energy, Inc.